Exhibit 21

Subsidiaries of the Registrant

Name	Jurisdiction of Formation	Trade Names
Overstock.com Services, Inc.	Utah	Overstock.com Services
Supplier Oasis Fulfillment Services, Inc.	Utah	SOFS
Overstock Ireland Limited	Ireland	O.co Ireland.ie
O Agency Group, Inc.	Utah	Overstock.com Insurance
O.com Land, LLC	Utah
O.com Ventures, Inc.	Utah
tZERO Group, Inc. (fka TØ.com, Inc. & fka Medici, Inc.)	Delaware
tZERO Technologies, LLC (fka Cirrus Services, LLC)	Delaware
SpeedRoute, LLC	Delaware
DeSoto, Inc.	Delaware
O.com Gift Cards, Inc.	Utah
Medici Ventures, Inc.	Delaware
O.co HK Limited (HK)	Hong Kong
Mac Warehouse, LLC	Utah
SiteHelix, Inc.	Delaware
Blue Ocean Technologies, LLC	New York
Verify Investor, LLC	California
Bitsy Crypto UK Limited	England and Whales
tZERO Crypto, Inc.	Utah
tZERO IP, LLC	Delaware
tZERO Broker Services, LLC	Delaware
tZERO ATS, LLC	Delaware
tZERO Markets, LLC	Delaware
Peace Coliseum Mezzanine, LLC	Utah
Peace Coliseum, LLC	Utah
Bitt, Inc.	Barbados
tZERO Crypto Trust	Delaware